NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215]

FIXED ACCOUNT DOLLAR COST AVERAGING ENDORSEMENT

To Individual Flexible Purchase Payment Variable Deferred Annuity Contract

General Information Regarding this Endorsement

This Fixed Account Dollar Cost Averaging Endorsement (“Endorsement”) is made part of the Contract to which it is attached and is effective on the Endorsement Issue Date as shown on the Endorsement Specifications Page. To the extent the terms of the Contract and this Endorsement are inconsistent, the terms of this Endorsement shall control the Contract accordingly. Terms not defined in this Endorsement have the meaning given to them in the Contract.

This Endorsement adds a Fixed Account investment option to the Contract for the purpose of dollar cost averaging.

Neither the Mortality and Expense Risk Charge nor the Administrative Charge are deducted from the assets in the Fixed Account. However, the Contract may offer certain options that assess a charge on the assets in the Fixed Account. In no event, however, will the rate of interest credited to the Fixed Account be less than the Guaranteed Minimum Fixed Account Rate specified on the Endorsement Specifications Page.

In addition, certain options that may be elected limit availability of the Fixed Account with dollar cost averaging as described in the application and/or within the option.

There is no additional charge for this Endorsement.

Definitions

The following definitions are modified in or added to the Contract:

Contract Value - The combined value of the Variable Accounts and the Fixed Account.

Endorsement Issue Date – The date the Fixed Account Dollar Cost Averaging Endorsement is issued on the Contract.

Fixed Account - An investment option funded by Nationwide’s general account.

Minimum Nonforfeiture Value - The minimum required value of amounts Surrendered/transferred out of the Fixed Account. The value is not less than the Nonforfeiture Purchase Payment Factor times the allocation to the Fixed Account, accumulated at the applicable Nonforfeiture Rates, for as long as such amounts remain in the Fixed Account.

Nonforfeiture Rate(s) - The interest rate(s) used to calculate the Minimum Nonforfeiture Value. The initial Minimum Nonforfeiture Rate is located on the Endorsement Specifications Page and may never be less than Guaranteed Minimum Nonforfeiture Rate located on the Endorsement Specifications Page or greater than 3.0%. The Nonforfeiture Rate is calculated using the average of the weekly 5-year Constant Maturity Treasury rate for the calendar quarter, excluding the last week (rounded to the nearest 1/20th of 1%), preceding the Date of Issue or Redetermination Date, minus 1.25%. The Nonforfeiture Rate will be no lower than the rate prescribed in the law of the state where the policy is delivered or issued for delivery.

Redetermination Date - The date, every 5th Contract Anniversary following the Date of Issue, the Nonforfeiture Rate is recalculated.

Transfer Value - The accumulated value, calculated using interest rates credited to the Fixed Account, of each requested transfer from the Fixed Account to another investment option available under the Contract.

ICC24-VAZZ-0242AO	1	(Compact – Standard) ([12/2024])

The following provisions modifying the Contract are added.

Fixed Account

The Fixed Account is an investment option under the Contract offering guaranteed interest rates that can only be elected for purposes of participating in the dollar cost averaging program described in this Endorsement. Nationwide credits interest to the Fixed Account at the interest rate or rates Nationwide periodically declares. Interest rates are determined at the sole discretion of Nationwide, but the interest rate credited is guaranteed to be at least the Guaranteed Minimum Fixed Account Rate. Interest rates are declared to the Contract Owner in writing on quarterly statements. Nationwide states its interest rates as an annualized rate (the effective yield of interest over a one year period).

When a Purchase Payment is allocated to the Fixed Account, the Fixed Account interest rate currently in effect is applied to the allocation. The interest rate guarantee period on the Fixed Account allocation lasts until the dollar cost averaging ends or the program is terminated by the Contract Owner. Upon Surrender or transfer to another investment option under the Contract, the Contract Owner will receive the greater of:

(1)	the Surrender Value/Transfer Value of Fixed Account allocations being Surrendered/ transferred; or

(2)	the Nonforfeiture Value.

Any paid-up annuity, cash Surrender Value or Death Benefit that may become payable from the Fixed Account will never be less than the minimum benefits required by Section 7B of the National Association of Insurance Commissioners Model Variable Annuity Regulation, model #250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture rate prescribed in state statute for the state in which the policy is delivered or issued for delivery.

Fixed Account guarantees are supported by the general account of Nationwide and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), National Credit Union Share Insurance Fund (“NCUSIF”) or any other agency of the Federal government.

Nationwide reserves the right to not accept subsequent Purchase Payments to the Fixed Account.

Nationwide may refuse allocations into the Fixed Account at any time when Nationwide cannot support the Guaranteed Minimum Fixed Account Rate due to market conditions. Nationwide will notify Contract Owners prior to invoking this right.

Variable Accounts

Separate investment accounts of Nationwide into which Purchase Payments may be allocated.

Transfers

The following transfer restrictions are added to the contract.

(1)	Transfers from the Variable Accounts to the Fixed Account are not permitted.

(2)

Transfers out of the Fixed Account must be made prior to the Annuitization Date. Transfers out of the Fixed Account are limited by Nationwide to be via dollar cost averaging programs as described in this Endorsement.

(3)

Nationwide may delay a transfer out of the Fixed Account for a period of up to six months from the date it receives the request from the Contract Owner. If this right to delay transfers out of the Fixed Account is invoked, Nationwide will disclose to the Contract Owner the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date the request was received.

ICC24-VAZZ-0242AO	2	(Compact – Standard) ([12/2024])

Surrenders

Surrenders will be taken proportionally from all investment options, including the Fixed Account.

Nationwide may delay payment of a Surrender of any portion of the Fixed Account for up to six months from the date the request is received subject to regulatory approval. Nationwide will not delay payment of a Surrender unless Nationwide has made a written request and received written approval from the Commissioner of Insurance. Such request will address the necessity of the delay and the equitability to all Contract Owners.

Asset Rebalancing

This service is not available, nor will it ever apply, to any part of the Contract Value allocated to the Fixed Account.

Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Nationwide, to transfer on a monthly basis specified amounts from the Fixed Account.

Dollar cost averaging transfers will continue out of the Fixed Account until exhausted or the Contract Owner instructs Nationwide in writing to discontinue the program, at which time Nationwide will allocate the remaining assets in the Fixed Account to the same Variable Accounts as previously instructed by the Contract Owner.

Nationwide may stop establishing new dollar cost averaging programs, of any type, at any time.

Systematic Surrenders

Nationwide will process the Surrenders on a pro-rata basis from each Sub-Account of the Variable Account and the Fixed Account.

Annuitization

The following is added to the Contract.

Any amounts in the Fixed Account that the Contract Owner elects to annuitize as a variable payment annuity must be moved to a variable Sub-Account before the Annuitization Date.

Executed for Nationwide by:

[	]
Secretary	President

ICC24-VAZZ-0242AO	3	(Compact – Standard) ([12/2024])

FIXED ACCOUNT DOLLAR COST AVERAGING ENDORSEMENT SPECIFICATIONS PAGE

Endorsement Issue Date:	[XX/XX/XXXX	]

Guaranteed Minimum Fixed Account Rate:	[0.50	]%
Fixed Account Rate on Date of Issue[1]:	[1.60	]%

NONFORFEITURE FACTORS

Nonforfeiture Rate[2]:	[1.75	]%
Guaranteed Minimum Nonforfeiture Rate:	[0.15	]%
Nonforfeiture Purchase Payment Factor:	87.50%

[1]	Subsequent rates may differ from the initial rates.
[2]	Subsequent rates may differ from the initial rates and are determined on every 5th Contract Anniversary following the Date of Issue.

ICC24-VAZZ-0242AO	4	(Compact – Standard) ([12/2024])